Exhibit 99.5

Applied Minerals, Inc. Announces $12,500,000 Financing

NEW YORK – November 5, 2014 -- Applied Minerals, Inc. (OTCQB & OTCBB: AMNL) is pleased to announce that it has closed $12,500,000 of financing through the private placement of $19,848,486 10% PIK Election Convertible Notes due 2018 ("Notes") with a strike price of $0.92. The Notes are mandatorily convertible by the Company after the second anniversary of their issuance if certain conditions are satisfied. Additionally, under certain conditions, the Company has an option to extend the maturity date of the Notes. A more detailed explanation of the terms of the Notes is included in the Current Report on Form 8-K filed today with the Securities and Exchange Commission.

The purchasers of the Notes included seven institutional and accredited investors, all of whom are existing stakeholders in the Company. No broker was used and no commission was paid as part of the financing. In connection with the transactions, previously issued warrants to purchase 5.0 million shares of Common Stock at $2.00 per share were cancelled by the Company.

According to Andre Zeitoun, CEO and President of Applied Minerals, Inc.: “This investment solidifies the Company’s financial foundation and provides us a comfortable runway to convert the many commercial opportunities currently in progress. We look forward to updating our shareholders at our upcoming Annual Meeting of Shareholders on December 10th.”

About Applied Minerals, Inc.

Applied Minerals is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly-owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the Dragonite™ trade name.

The Dragon Mine also contains an advanced natural iron oxide resource consisting of goethite and hematite. Combining ultra-high purity and consistent quality, the inherent properties of iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name.

Additional information on the Company can be found at www.appliedminerals.com.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc.: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals’ most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations Contact:

Jordan M. Darrow

Darrow Associates

(631) 367-1866

jdarrow@darrowir.com